Exhibit 23.2

Absence of Consent by Daszkal Bolton, LLP

The Company is unable to file consent of Daszkal Bolton, LLP, the Company’s predecessor auditor for incorporation by reference of its report in the Company’s Registration Statement on Form S-8 (No. 333-168303). This may limit the ability of the Company’s security holders to recover against such entity.